Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160416

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 12, 2011

Preliminary Prospectus Supplement

(to Prospectus dated July 16, 2009)

6,000,000 Shares

Common Stock

We are offering 6,000,000 shares of our common stock in this offering. Our common stock is quoted on the NYSE Amex under the symbol “PDC.” On July 11, 2011, the closing price for our common stock, as reported on the NYSE Amex, was $15.50 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions*	$	$
Proceeds to Pioneer Drilling Company (Before Expenses)	$	$

*	See “Underwriting” on page S-19 for a description of the underwriters’ compensation.

Delivery of the shares of common stock is expected to be made on or about July     , 2011. We have granted the underwriters an option to purchase up to an additional 900,000 shares of common stock at the public offering price less the underwriting discount within 30 days from the date of this prospectus supplement.

Joint Book-Running Managers

Goldman, Sachs & Co.	Jefferies

Prospectus supplement dated July     , 2011

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process, we are offering to sell our common stock using this prospectus supplement and the accompanying prospectus. The prospectus supplement describes the specific terms of this offering of common stock. The accompanying prospectus gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus in addition to the information contained in the documents we refer to under the heading “Available Information.” If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any person, including any salesman or broker, to provide information other than that provided or incorporated by reference into this prospectus supplement, the accompanying prospectus or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date of such document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference in this prospectus supplement include forward-looking statements within the meaning of sections 27A of the Securities Act of 1933, as amended, or the Securities Act, and 21E of the Exchange Act of 1934, as amended, or the Exchange Act. These statements may include projections and estimates concerning the timing and success of specific projects and our future backlog, revenues, income and capital spending. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “seek,” “will,” “should,” “goal” or other words that convey the uncertainty of future events or outcomes.

These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	general economic and business conditions and industry trends;

•	levels and volatility of oil and gas prices;

•	decisions about onshore exploration and development projects to be made by oil and gas companies;

•	economic cycles and their impact on capital markets and liquidity;

•	the continued demand for drilling services or production services in the geographic areas where we operate;

•	the highly competitive nature of our business;

•	our future financial performance, including availability, terms and deployment of capital;

•	the supply of marketable drilling rigs, well service rigs and wireline units within the industry;

•	the continued availability of drilling rig, well service rig and wireline unit components;

•	the continued availability of qualified personnel;

•	the success or failure of our acquisition strategy, including our ability to finance acquisitions and manage growth;

•	changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment; and

•	other factors discussed under “Risk Factors” in this prospectus supplement and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010.

Because such statements are subject to risks, contingencies and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on such statements which speak only as of the date on which they are made. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about our Company and the offering. It may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and the notes to those financial statements contained in those documents.

In this prospectus supplement, “Company,” “we,” “our” and “us” refer to Pioneer Drilling Company and its subsidiaries.

Our Business

Pioneer Drilling Company provides drilling services and production services to independent and major oil and gas exploration and production companies throughout much of the onshore oil and gas producing regions of the United States and internationally in Colombia. Our Company was incorporated in 1979 as the successor to a business that had been operating since 1968. Our business has grown through acquisitions and through organic growth. Since September 1999, we have significantly expanded our drilling rig fleet by adding 35 rigs through acquisitions and by adding 31 rigs through the construction of rigs from new and used components. In March 2008, we significantly expanded our service offerings when we acquired the production services businesses of WEDGE Group Incorporated (or WEDGE) for $314.7 million and Prairie Investors d/b/a Competition Wireline for $30.0 million, which provide well services, wireline services and fishing and rental services. We funded the WEDGE acquisition primarily with borrowings under our senior secured revolving credit facility. As of July 11, 2011, the senior secured revolving credit facility had an outstanding balance of $57.0 million, all of which matures in June 30, 2016. Drilling services and production services are fundamental to establishing and maintaining the flow of oil and natural gas throughout the productive life of a well site and enable us to meet multiple needs of our customers.

Our corporate office is located at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. Our phone number is (210) 828-7689 and our website address is www.pioneerdrlg.com. Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

Recent Developments

New-Build Contracts

As of July 11, 2011, we have term contracts for five new-build AC drilling rigs that are fit for domestic shale plays. We expect three of these rigs to begin operating in the first quarter of 2012 and two of these rigs to begin operating in the second quarter of 2012.

West Texas Drilling Division

In early 2011, we established our West Texas drilling division location with three drilling rigs that were previously included in our East Texas drilling division location. We now have ten drilling rigs operating in our West Texas location that were previously included in our East Texas, South Texas, North Texas, and Oklahoma division locations. Another four drilling rigs have been contracted to begin operating in West Texas and will be moved from other drilling division locations through the rest of 2011.

Preliminary Operating Results for Our Second Quarter Ended June 30, 2011

Set forth below are preliminary estimates of our operating results for the three months ended June 30, 2011. Presently, we have not completed our quarter-end accounting close procedures, nor has our independent registered public accounting firm completed its interim review of our operating results for the three months ended June 30, 2011. Consequently, our actual operating results may differ materially from the preliminary estimates set forth below due to the completion of our quarter-end accounting close procedures, final adjustments and other developments that may arise between now and the time our financial results for the second quarter are finalized.

Based on our preliminary expectations, we estimate that:

•	Drilling rig utilization is expected to be between approximately 68% and 70% for the three months ended June 30, 2011.

•	Well service rig utilization is expected to be between approximately 89% and 91% for the three months ended June 30, 2011.

•

Revenues for our Drilling Services Division for the three months ended June 30, 2011, are expected to be between approximately $105.0 and $108.0 million. Revenues for our Production Services Division are expected to be between approximately $63.8 and $65.8 million. Therefore, total revenues for the Company for the three months ended June 30, 2011, are expected to be between approximately $168.8 and $173.8 million.

•	Net income and diluted earnings per share for the three months ended June 30, 2011, are expected to be between approximately $2.6 and $4.6 million and $.05 and $.08 per diluted share, respectively.

•	Adjusted EBITDA for the three months ended June 30, 2011, is expected to be between approximately $43.6 and $46.6 million.

Adjusted EBITDA is a financial measure that is not in accordance with U.S. generally accepted accounting principles, or GAAP, and should not be considered (i) in isolation of, or as a substitute for, net earnings (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as earnings before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies in our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income is set forth below.

	Three Months Ended June 30, 2011
	Low Estimate	High Estimate
	(In Millions)
Adjusted EBITDA	$43.6	$46.6
Depreciation and amortization	(32.4)	(32.4)
Interest income (expense), net	(8.0)	(8.0)
Income tax expense	(0.6)	(1.6)
Impairments	—	—

Net income	$2.6	$4.6

We have provided ranges for certain of our preliminary, estimated operating results primarily because our quarter-end accounting close procedures for the three months ended June 30, 2011 are not complete. As a result, there is a possibility that our final operating results will vary materially from the preliminary estimates. You should consider the above estimates in conjunction with our audited consolidated financial statements for the year ended December 31, 2010, and our unaudited consolidated financial statements for the three months ended March 31, 2011, both of which are incorporated by reference into this prospectus supplement, as well as the sections entitled “Risk Factors” and “Forward-Looking Statements” included in this prospectus supplement.

Amendment to our Revolving Credit Facility with Wells Fargo Bank, N.A.

On June 30, 2011, Pioneer entered into an Amended and Restated Credit Agreement, dated as of June 30, 2011, which we refer to as our Amended Credit Agreement, among us, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent, issuing lender and swing line lender (or Administrative Agent). The purpose of the amendment was to, among other things, extend the maturity date of, and increase the aggregate amount of commitments under, our credit facility.

Capital Expenditures

Based on our current view, we expect to spend approximately $200 to $220 million on capital expenditures during 2011. However, in the event we are successful in securing additional new-build drilling rig commitments or we decide to purchase additional production services assets, this estimate could increase.

The Offering

Common stock offered by us	6,000,000 shares

Common stock outstanding after the offering	60,717,923 shares(1)

NYSE Amex symbol	“PDC”

Option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional 900,000 shares of common stock.

(1)	The number of shares outstanding after this offering is based on 54,717,923 shares of our common stock outstanding as of June 30, 2011, and excludes the underwriters’ option to purchase up to an additional 900,000 shares of common stock. See “Underwriting.” This number excludes as of June 30, 2011, 3,952,396 shares of our common stock currently issuable upon exercise of outstanding stock options. As of June 30, 2011, these options have a weighted average exercise price of $10.59. Unless we specifically state otherwise, the information contained in this prospectus supplement assumes that the underwriters will not exercise the option to purchase additional shares of our common stock as described above.

Use of Proceeds

We intend to use the net proceeds of this offering to fund a portion of the purchase price in connection with the construction of new-build AC drilling rigs and for general corporate purposes, which may include capital expenditures, working capital, acquisitions or the repayment of indebtedness. We may invest funds not required immediately for such purposes in marketable securities and short-term investments.

Risk Factors

Prospective purchasers of our common stock should carefully consider the information set forth under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus, together with all other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, before making an investment in our common stock.

NYSE Amex Listing

Our common stock is traded on the NYSE Amex under the symbol “PDC.” We have applied for the shares to be issued in this offering to be listed on the NYSE Amex.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus supplement, you should carefully consider the risk factors included below, as well as the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated by reference into this prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. See “Available Information.” These risks could materially and adversely affect our business, operating results, cash flows and financial condition, and could result in a partial or complete loss of your investment.

Risks Related to This Offering

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Sales by us or our shareholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

We may issue common stock or other equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and growth plans, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of options or for other reasons. We cannot predict the effect, if any, that future sales or issuances of shares of our common stock or other equity securities, or the availability of shares of common stock or such other equity securities for future sale or issuance, will have on the trading price of our common stock.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include:

•	announcements relating to significant corporate transactions;

•	fluctuations in our quarterly and annual financial results;

•	operating and stock price performance of companies that investors deem comparable to us; and

•	changes in government regulation or proposals relating to us.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the public offering price, or at all. Any volatility or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

The issuance of additional shares of our common stock or other equity securities will dilute all other stockholdings.

After this offering, we will have 60,717,923 shares of common stock outstanding, which amount excludes the underwriters’ option to purchase up to an additional 900,000 shares of common stock. This number excludes as of June 30, 2011, 3,952,396 shares of our common stock currently issuable upon exercise of outstanding stock options. We may issue additional shares without any action or approval by our shareholders. The issuance of additional shares of our common stock or other equity securities, whether issued in connection with the exercise of stock options or otherwise, would dilute the percentage ownership held by the investors who purchase our common stock in this offering.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the trading price of our common stock to decline.

Our ability to use net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

We currently have net operating loss carryforwards that may be utilized to offset future taxable income. This offering or future changes in the ownership of our stock (including certain transactions involving our stock that are outside of our control) could result in an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, which may limit our ability to utilize our net operating loss carryforwards. If an ownership change were to occur, it is possible that the limitations imposed on our ability to use pre-ownership change losses could cause a net increase in our U.S. federal income tax liability and could cause U.S. federal income taxes to be paid earlier than otherwise would be paid if such limitations were not in effect.

USE OF PROCEEDS

The net proceeds to us from the sale of the 6,000,000 shares of common stock that we are offering, after deducting the underwriting discounts and commissions and our estimated offering expenses, will be approximately $87.6 million, or approximately $100.8 million if the underwriters exercise the option to purchase additional shares in full, based upon an assumed public offering price of $15.50 per share (the closing price of our common stock as reported on the NYSE Amex on July 11, 2011).

We intend to use the net proceeds of this offering to fund a portion of the purchase price in connection with the construction of new-build AC drilling rigs and for general corporate purposes, which may include capital expenditures, working capital, acquisitions or the repayment of indebtedness. We may invest funds not required immediately for such purposes in marketable securities and short-term investments.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization at March 31, 2011:

•	on an actual basis; and

•

on a pro forma as adjusted basis to reflect this offering, assuming no exercise of the underwriters’ option to purchase additional shares and our receipt of the estimated net proceeds from this offering of approximately $87,597,500 (after deducting the underwriting discounts and commissions and our estimated offering expenses), based upon an assumed public offering price of $15.50 per share (the closing price of our common stock as reported on the NYSE Amex on July 11, 2011).

This table should be read in conjunction with, and is qualified in its entirety by reference to, our unaudited financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which are incorporated by reference herein.

	March 31, 2011
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$15,311	$60,909

Debt:
Senior secured revolving credit facility	42,000	—
Senior Notes	240,313	240,313
Subordinated notes payable	2,317	2,317
Other	12	12

Total debt	$284,642	$242,642

Shareholders’ equity:
Preferred stock, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock $0.10 par value; 100,000,000 shares authorized; 54,357,345 shares and 60,357,345 shares issued and outstanding at March 31, 2011 and March 31, 2011 as adjusted, respectively	5,440	6,040
Additional paid-in capital	341,822	428,820
Treasury stock, at cost; 44,761 shares at March 31, 2011 and March 31, 2011 as adjusted	(371)	(371)
Accumulated earnings	45,929	45,929

Total shareholders’ equity	$392,820	$480,418

Total liabilities and shareholders’ equity	$847,987	$935,585

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

As of June 30, 2011, 54,717,923 shares of our common stock were outstanding, held by approximately 505 record holders. Our common stock is quoted on the NYSE Amex under the symbol “PDC.”

	High	Low
Fiscal Year ending December 31, 2011
Third quarter (through July 11, 2011)	$16.23	$14.91
Second quarter	16.24	11.75
First quarter	14.11	8.15
Fiscal Year ending December 31, 2010
Fourth quarter	9.30	5.91
Third quarter	6.94	5.23
Second quarter	8.00	5.00
First quarter	9.90	6.85
Fiscal Year ending December 31, 2009
Fourth quarter	8.37	5.90
Third quarter	7.84	3.86
Second quarter	7.12	3.25
First quarter	6.87	3.13

The last reported sales price for our common stock on the NYSE Amex on July 11, 2011, was $15.50 per share.

Dividends

We have not historically paid any dividends on our common stock and currently intend to retain earnings to fund our working capital needs and growth opportunities. Any future dividends will be at the discretion of our Board of Directors after taking into account various factors it deems relevant, including our financial condition and performance, cash needs, income tax consequences and the restrictions that the State of Texas and other applicable laws, our Amended Credit Agreement and our outstanding 9.875% Senior Notes due 2018 (or the Senior Notes) then impose. Our debt arrangements include provisions that generally prohibit us from paying cash dividends on our common stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common stock and preferred stock and related provisions of our Restated Articles of Incorporation and our Amended and Restated Bylaws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Restated Articles of Incorporation and our Amended and Restated Bylaws, copies of which are filed as exhibits to, and incorporated by reference in, our registration statement on Form S-3 (File No. 333-160416) filed with the SEC on July 2, 2009.

Authorized and Outstanding Capital Stock

As of June 30, 2011, our authorized capital stock consisted of (1) 100,000,000 shares of common stock, par value $0.10 per share, of which 54,717,923 shares were issued and outstanding, and (2) 10,000,000 shares of preferred stock, par value $1.00 per share, of which none were issued and outstanding.

Common Stock

We may issue our common stock from time to time upon such terms and for such consideration as may be determined by our Board of Directors. Generally, the issuance of common stock, up to the aggregate amounts authorized by our Restated Articles of Incorporation, will not require approval of our shareholders.

Voting Rights

Each holder of common stock is entitled to one vote per share for all purposes upon which such holders are entitled to vote. Subject to any voting rights granted to the holders of any preferred stock, directors are elected by a plurality of the votes cast by the holders of common stock entitled to vote in the election of directors. Generally, any other matter (other than the approval of a plan of merger or exchange) to be voted on by our shareholders must be approved by the affirmative vote of the holders of a majority of the shares of common stock entitled to vote on, and that voted for or against or expressly abstained with respect to, the matter, subject to any voting rights granted to holders of any preferred stock. A plan of merger or exchange must be approved by the affirmative vote of two-thirds of the outstanding shares of common stock entitled to vote thereon, subject to any voting rights granted to holders of any preferred stock.

Dividend Rights

Holders of common stock may be paid dividends out of our assets available for such purpose when and if declared by our Board of Directors, subject to any preferential rights of any outstanding shares of preferred stock. We may also pay a share dividend to holders of common stock, subject to any preferential rights of any outstanding shares of preferred stock. Our Amended Credit Agreement and the terms of our Senior Notes both impose restrictions on our ability to declare dividends on our common stock.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, after the payment in full of the amounts required to be paid to (or such funds have been otherwise set aside for) the holders of preferred stock, if any, all holders of common stock are entitled to share ratably in any remaining assets available for distribution.

Other Matters

Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. Upon consummation of a sale or offering of common stock, such shares of common stock will be validly issued, fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the common stock.

The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

As of the date of this prospectus supplement, no shares of preferred stock are outstanding. Our Board of Directors may authorize the issuance of preferred stock in one or more series and may determine the preferences, limitations and relative rights of the shares of any series so established, including, but not limited to, the following:

•	the designation of the series;

•

the number of shares of the series, which number our Board of Directors may thereafter (except where otherwise provided in the designations for the series) increase or decrease; provided, however, the number of shares of such series may not be decreased below the number of shares within such series that is then outstanding;

•

the dividend rate of the series, the dates, terms and other conditions upon which such dividends will be payable, and the relative rights of priority of such dividends to dividends payable on any other class or series of our capital stock;

•	whether the dividends will be cumulative, noncumulative or partially cumulative, and if cumulative or partially cumulative, from which date(s) and under what circumstances;

•	the redemption rights and prices, if any, for shares of the series;

•

the rights of holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of us, including the relative rights of priority in that event as to the rights of the holders of any other class or series of our capital stock;

•	the terms, amounts and other conditions of any sinking or similar purchase or other fund provided for the purchase or redemption of shares of the series;

•

whether the shares of the series will be convertible into or exchangeable for shares of our capital stock or our other securities or of any other corporation or entity, and, if so, the terms and conditions of such conversion or exchange;

•	the voting rights, if any, of the holders of the series;

•

the restrictions and conditions, if any, on the issuance or reissuance of any additional preferred stock ranking on parity with or prior to shares of the series as to dividends or upon liquidation, dissolution or winding up;

•	any other repurchase obligations of us, subject to any limitations of applicable law; and

•	any other designations, preferences, limitations or relative rights of the series.

The authorized shares of preferred stock will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Upon consummation of a sale or offering of preferred stock, such shares of preferred stock will be validly issued, fully paid and nonassessable.

Anti-Takeover Effects of Texas Law and Our Charter and Bylaws

The Texas Business Organizations Code, as amended, or the TBOC, our Restated Articles of Incorporation and our Amended and Restated Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Texas Anti-takeover Statute

We are a Texas corporation and are subject to Sections 21.604 through 21.607 of the TBOC, known as the “Business Combination Law.” In general, this law prevents us from engaging in a business combination with an affiliated shareholder, or any affiliate or associate of an affiliated shareholder, for the three-year period immediately after the date such person became an affiliated shareholder, unless:

•

our Board of Directors approves the business combination or acquisition of shares that causes such person to become an affiliated shareholder before the date such person becomes an affiliated shareholder; or

•

not less than six months after the date such person became an affiliated shareholder, the business combination was approved by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates at a meeting of shareholders and not by written consent.

An affiliated shareholder is a person that is or was within the preceding three-year period the beneficial owner of 20% or more of our outstanding voting shares. The TBOC defines “business combination” generally as including:

•	any merger, share exchange or conversion involving us and the affiliated shareholder;

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition involving an affiliated shareholder:

•	having an aggregate value equal to 10% or more of the market value of our assets,

•	having an aggregate value equal to 10% or more of the market value of our outstanding voting shares, or

•	representing 10% or more of our earning power or net income;

•	issuances or transfers of securities by us to an affiliated shareholder, subject to limited exceptions;

•	the adoption of plans or agreements relating to our liquidation or dissolution involving an affiliated shareholder;

•	reclassifications, recapitalizations, distributions or other transactions that have the effect of increasing an affiliated shareholder’s percentage ownership of our outstanding voting shares; or

•	the receipt by an affiliated shareholder of a loan, advance, guarantee, pledge or other financial benefits provided by or through us other than proportionally as one of our shareholders.

The provisions of the TBOC may have the effect of delaying, deferring or preventing a change in control of us.

Restated Articles of Incorporation and Amended and Restated Bylaw Provisions

In addition, certain provisions contained in our Restated Articles of Incorporation and Amended and Restated Bylaws could result in the delay or otherwise discourage transactions involving an actual or potential change in control of us or our management and may limit the ability of our shareholders to remove current management or approve transactions that our shareholders may deem to be in their best interests. These provisions include, among others:

•	authorizing the Board of Directors to establish one or more series of preferred stock, the terms of which can be determined by the Board of Directors at the time of issuance;

•	dividing the Board of Directors into three classes of directors, with each class serving a staggered three-year term;

•	requiring that shareholder action by written consent must be unanimous;

•

providing advanced written notice procedures for shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a proper committee thereof;

•

requiring that special meetings of shareholders may be called only by our Chairman of the Board, Chief Executive Officer, President or Board of Directors, or by the holders of not less than 50% of our outstanding shares entitled to vote at the special meeting;

•	allowing our directors to fill vacancies on the Board of Directors as a result of an increase in the number of directors, subject to limited exceptions; and

•

prohibiting the removal of a director, except for cause and then only by the affirmative vote of the holders of at least a majority of the votes of our outstanding shares entitled to vote in the election of directors, subject to any removal rights granted to any holders of preferred stock.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar of our common stock.

Liability of Directors; Indemnification

Our Restated Articles of Incorporation provide that a director will not be liable to the Company or its shareholders for monetary damages for an act or omission in such director’s capacity as director, except in the case of (1) breach of such director’s duty of loyalty to the Company or its shareholders, (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (4) an act or omission for which the liability of a director is expressly provided for by statute. Our Amended and Restated Bylaws provide that we will indemnify, and advance expenses to, any executive officer or director to the fullest extent permitted by the TBOC.

Under the TBOC, directors and officers are entitled to indemnification against reasonable expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the Company. In addition, the TBOC permits indemnification for judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful; provided, that if the person is found liable to the Company or liable on the basis that personal benefit was improperly received by him or her, indemnification is limited to reasonable expenses actually incurred by such person and may not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his or her duty to the Company.

Under an insurance policy maintained by us, our directors and executive officers are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and executive officers. We have also entered into Indemnification Agreements with our directors and several executive and other officers. A form of the Indemnification Agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 8, 2007.

The foregoing discussion of the TBOC and our Restated Articles of Incorporation, Amended and Restated Bylaws and form of Indemnification Agreement is not intended to be exhaustive and is qualified in its entirety by reference to such statute, Restated Articles of Incorporation, Amended and Restated Bylaws and form of Indemnification Agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Contractual Restrictions on Dividends and Stock Repurchases

Our Amended Credit Agreement and the indenture governing the Senior Notes (i) generally prohibit us and any of our restricted subsidiaries from making, paying or declaring any dividend or other distribution (other than dividends or distributions payable solely in the equity interests of the Company, or options, warrants or other rights to purchase such equity interests) on any of our equity interests unless such dividend or distribution is made by a restricted subsidiary to us or any other restricted subsidiaries and (ii) generally prohibit payments of any kind or character (whether in cash, securities or other property) to purchase, retire, redeem, convert, exchange or otherwise acquire any of our equity interests, or any options, warrants or other rights to purchase such equity interests unless such payments are made to us or any of our restricted subsidiaries.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

The following discussion summarizes certain material United States federal income tax consequences of the purchase, ownership and disposition of our common stock by certain “non-U.S. holders” (as defined below). This discussion only applies to non-U.S. holders who purchase and hold our common stock as a capital asset for United States federal income tax purposes (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances.

For purposes of this discussion, a “non-U.S. holder” means a person (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States (including certain former citizens and former long-term residents of the United States);

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons as defined under the Code (as defined below) have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a United States person as defined under the Code.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” and Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in United States federal income tax consequences different from those summarized below. This discussion does not address all aspects of United States federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this discussion does not describe the United States federal income tax consequences applicable to a non-U.S. holder who is subject to special treatment under United States federal income tax laws (including, but not limited to, a bank or financial institution, a broker, a dealer in securities, a United States expatriate, a “controlled foreign corporation,” a “passive foreign investment company,” a corporation that accumulates earnings to avoid United States federal income tax, a pass-through entity for United States federal income tax purposes or an investor in a pass-through entity for United States federal income tax purposes, or a tax-exempt organization or an insurance company). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common stock, the United States federal income tax treatment of a partner of that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR COMMON STOCK. ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE

CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

Distributions on common stock

In general, if distributions are made to non-U.S. holders with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as of the end of our taxable year of the distribution as determined under the Code, and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s basis in the common stock and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “—Disposition of common stock.” Any distribution described in this paragraph would also be subject to the discussion below under “—Additional withholding and reporting requirements under recently enacted legislation.”

Dividends paid to a non-U.S. holder of our common stock will generally be subject to United States withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. We may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then a non-U.S. holder may obtain a refund of such excess amounts by timely filing a claim for refund with the Internal Revenue Service.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to United States withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends will generally be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a non-U.S. holder that is a corporation for United States federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such non-U.S. holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Disposition of common stock

Any gain realized by a non-U.S. holder on the disposition of our common stock will generally not be subject to United States federal income or withholding tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a United States real property holding corporation, or a “USRPHC,” for United States federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such non-U.S. holder owned directly or pursuant to attribution rules at any time during the five-year period ending on the date of disposition more than 5% of our common stock. This assumes that our common stock is regularly traded on an established securities market within the meaning of Section 897(c)(3) of the Code. We believe we are not, and do not expect to become, a USRPHC.

A non-U.S. holder described in the first bullet point above will generally be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation for United States federal income tax purposes, may be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. A non-U.S. holder described in the third bullet point above will be subject to United States federal income tax under regular graduated United States federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were a United States person as defined under the Code, except that the branch profits tax will not apply.

Information reporting and backup withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is not a United States person as defined under the Code, or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code, or that the conditions of any other exemption are not, in fact, satisfied).

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received by a non-U.S. holder from the disposition of our common stock, unless the non-U.S.

holder certifies under penalty of perjury that it is not a United States person, as defined under the Code, or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code, or that the conditions of any other exemption are not, in fact, satisfied).

United States backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional withholding and reporting requirements under recently enacted legislation

Subject to certain exceptions, legislation recently enacted generally imposes a withholding tax of 30% on dividends paid with respect to our common stock, and the gross proceeds from the disposition of our common stock paid, to a “foreign financial institution” (as specifically defined under these rules) after December 31, 2012 (regardless of whether the foreign financial institution holds such common stock for its own account or as an intermediary), unless such institution enters into an agreement with the United States government to comply with certain obligations with respect to each account it maintains including the obligation to collect and provide to the United States tax authorities information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners). In addition, subject to certain exceptions, the legislation also generally imposes a withholding tax of 30% on dividends paid with respect to our common stock, and the gross proceeds from the disposition of our common stock paid, to a non-financial foreign entity after December 31, 2012, unless such entity provides the withholding agent with a certification that it does not have any substantial United States owners or provides information to the withholding agent identifying the substantial United States owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Jefferies & Company, Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Jefferies & Company, Inc
Total	6,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 900,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 900,000 additional shares.

Paid by Us	No Exercise	Full Exercise
Per Share
Total

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our directors and our executive officers have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE Amex, in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $520,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each of which we refer to as a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the common stock and certain other legal matters will be passed upon for us by Fulbright & Jaworski L.L.P., San Antonio, Texas, our outside counsel. Certain legal matters in connection with the common stock will be passed upon for the underwriters by Jones Day.

EXPERTS

The consolidated balance sheets of Pioneer Drilling Company and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2010, 2009 and 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus supplement. This prospectus supplement is part of that registration statement and does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement as permitted by the rules and regulations of the SEC. For further information regarding the Company and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.pioneerdrlg.com. Information on our website is not incorporated into this prospectus supplement or our other securities filings and is not a part of these filings.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus supplement of documents are intended to be summaries of the material, relevant portions of those documents but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the applicable offering under this prospectus supplement is terminated, in each case other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K, which is not deemed filed under the Exchange Act and is not incorporated in this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 17, 2011;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed with the SEC on May 5, 2011;

•

the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2011, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	our Current Reports on Form 8-K, filed with the SEC on January 20, 2011, May 17, 2011 (containing only Item 8.01), May 18, 2011 and July 5, 2011; and

•

the description of our common stock contained in our registration statement on Form 8-A/A (Registration No. 001-08182), filed with the SEC on February 6, 2006, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Pioneer Drilling Company

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

(210) 828-7689

Attention: Carlos R. Peña

Prospectus

$300,000,000

PIONEER DRILLING COMPANY

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Units

We may from time to time offer to sell together or separately in one or more offerings:

(1)	Debt Securities consisting of senior notes, subordinated notes, debentures or other unsecured evidences of indebtedness, in one or more series, which may be convertible into or exchangeable for preferred stock or common stock;

(2)	Common Stock, $0.10 par value;

(3)	Preferred Stock, $1.00 par value, in one or more series, which may be convertible into or exchangeable for debt securities or common stock;

(4)	Depositary Shares representing an interest in a fractional share or multiple shares of our preferred stock;

(5)	Warrants to purchase common stock, preferred stock or debt securities, which may be convertible into or exchangeable for our common stock, preferred stock and/or debt securities;

(6)	Purchase Contracts; and

(7)	Units that include any of these securities.

When we decide to sell particular securities, we will provide you with the specific terms and the public offering price of the securities we are then offering in one or more prospectus supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities. The prospectus supplement may add to, change or update information contained in this prospectus. The prospectus supplement may also contain important information about U.S. Federal income tax consequences. You should read this prospectus, together with any prospectus supplements and information incorporated by reference in this prospectus and any prospectus supplements, carefully before you decide to invest.

Our common stock, par value $0.10 per share, is listed on the NYSE Amex and trades under the ticker symbol “PDC.” On June 29, 2009, the last reported sale price of our common stock on the NYSE Amex was $4.67. Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

These securities may be sold directly by us, to or through underwriters or dealers, through agents designated from time to time, through a combination of these methods, or through any other method permitted by law on a continuous or delayed basis. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangement with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

The address of our principal executive offices is 1250 N.E. Loop 410, Suite 1000, San Antonio, TX 78209. The telephone number at that address is (210)  828-7689.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 5 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 16, 2009.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of each security. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. You should read the prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Available Information,” before investing in any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Available Information.”

You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the date of the document containing the information. Our business, financial condition, results of operations and prospects may have changed since then.

As used in this prospectus, “we,” “us,” “our,” and “Company” means Pioneer Drilling Company.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information regarding the Company and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www. pioneerdrlg.com. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the applicable offering under this prospectus and any prospectus supplement is terminated, in each case other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Securities Exchange Act of 1934, as amended, and is not incorporated in this prospectus:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 26, 2009;

(2)	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 7, 2009;

(3)	the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 10, 2009, that are incorporated by reference into Part III of our Annual Report on From 10-K for the fiscal year ended December 31, 2008;

(4)	our Current Report on Form 8-K, filed with the SEC on January 14, 2009; and

(5)	the description of our common stock contained in our registration statement on Form 8-A/A (Registration No. 001-08182), filed with the SEC on February 6, 2006, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Pioneer Drilling Company

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

(210) 828-7689

Attention: Carlos R. Peña

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this prospectus by reference include forward-looking statements within the meaning of sections 27A of the Securities Act, and 21E of the Exchange Act. These statements may include projections and estimates concerning the timing and success of specific projects and our future backlog, revenues, income and capital spending. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “seek,” “will,” “should,” “goal” or other words that convey the uncertainty of future events or outcomes.

These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

(1)	general economic and business conditions and industry trends;

(2)	risks associated with the current global crisis and its impact on capital markets and liquidity;

(3)	the continued strength of the drilling services or production services in the geographic areas where we operate;

(4)	levels and volatility of oil and gas prices;

(5)	decisions about onshore exploration and development projects to be made by oil and gas companies;

(6)	the highly competitive nature of our business;

(7)	the supply of marketable drilling rigs, workover rigs and wireline units within the industry;

(8)	the success or failure of our acquisition strategy, including our ability to finance acquisitions and manage growth;

(9)	the continued availability of drilling rig, workover rig and wireline unit components;

(10)	our future financial performance, including availability, terms and deployment of capital;

(11)	the continued availability of qualified personnel;

(12)	changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment; and

(13)	other factors discussed under “Risk Factors” in Item 1A of our Annual Reports on Form 10-K and any updates to those risk factors included in our Quarterly Reports on Form 10-Q.

Because such statements are subject to risks, contingencies and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on such statements which speak only as of the date on which they are made. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities.

ABOUT PIONEER DRILLING COMPANY

Pioneer Drilling Company provides drilling services and production services to independent and major oil and gas exploration and production companies throughout the United States and internationally in Colombia. Our company was incorporated in 1979 as the successor to a business that had been operating since 1968. Over the years, our business has grown through acquisitions and through organic growth. Since September 1999, we have significantly expanded our drilling rig fleet by adding 42 rigs through acquisitions and by adding 27 rigs through the construction of rigs from new and used components. On March 1, 2008, we significantly expanded our service offerings when we acquired the production services businesses of WEDGE Group Incorporated and Prairie Investors d/b/a Competition Wireline which provide well services, wireline services and fishing and rental services.

Pioneer Drilling Company’s corporate office is located at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. Our phone number is (210) 828-7689 and our website address is www.pioneerdrlg.com. Information contained on our website does not constitute part of this prospectus or any prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see the section entitled “Available Information.” These risks could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless we inform you otherwise in an applicable prospectus supplement or other offering materials, we intend to use the net proceeds from the sales of the securities for general corporate purposes, which may include capital expenditures, working capital, acquisitions, repayment or refinancing of indebtedness, investments in our subsidiaries, or repurchasing or redeeming our securities. We may invest funds not required immediately for such purposes in marketable securities and short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated basis. You should read these ratios of earnings to fixed charges in connection with our consolidated and condensed consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Three-Months Ended March 31, 2009	Year Ended December 31, 2008		Nine-Months Ended December 31, 2007	Year Ended March 31, 2007	Year Ended March 31, 2006	Year Ended March 31, 2005
Ratio of Earnings to Fixed Charges	1.16	NA	(1)	556.52	719.62	109.47	9.66

(1)	For the year ended December 31, 2008, income was insufficient to cover fixed charges by $56,976,000, primarily due to goodwill and intangible asset impairment charges.

We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before income taxes plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt financing costs and an estimate of the interest component of rental expense. We have determined that 30% of our rental expense represents a reasonable approximation of the interest portion of rental expense. For the periods indicated above, we did not have any outstanding shares of preferred stock. Therefore, the ratio of combined fixed charges and preferred stock dividends to earnings are identical to the ratios presented in the above table.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain material terms and provisions of the various types of securities that we may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. Any prospectus supplement may add, update or change the information contained in this prospectus. The prospectus supplement will also contain information, where applicable, about material U.S. Federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which are or will be filed with the SEC and will be available as described under the heading “Available Information” above.

To the extent the information contained in the prospectus supplement differs from the summaries provided in this prospectus, you should rely on the information in the prospectus supplement.

We may from time to time offer to sell together or separately in one or more offerings:

(1)	Debt Securities consisting of senior notes, subordinated notes, debentures or other unsecured evidences of indebtedness, in one or more series, which may be convertible into or exchangeable for preferred stock or common stock;

(2)	Common Stock, $0.10 par value;

(3)	Preferred Stock, $1.00 par value, in one or more series, which may be convertible into or exchangeable for debt securities or common stock;

(4)	Depositary Shares representing an interest in a fractional share or multiple shares of our preferred stock;

(5)	Warrants to purchase common stock, preferred stock or debt securities, which may be convertible into or exchangeable for common stock, preferred stock and/or debt securities;

(6)	Purchase Contracts; and

(7)	Units that include any of these securities.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of our debt securities that we may offer from time to time in one or more series. When we offer to sell a particular series of debt securities we will provide the specific terms of the series in a prospectus supplement, which may provide information that is different from this prospectus. Accordingly, for a description of the terms of any series of debt securities, you must refer to this prospectus, the prospectus supplement relating to that series and the related indenture and note. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the applicable prospectus supplement, indenture and note.

The debt securities will either be our senior debt securities or our subordinated debt securities. The senior debt securities and the subordinated debt securities will be issued under separate indentures between us and a Trustee. Senior debt securities will be issued under a “senior indenture” and subordinated debt securities will be issued under a “subordinated indenture.” Together, the senior indenture and the subordinated indenture are called the “indentures.”

The following description of our debt securities is intended as a summary only and is qualified in its entirety by reference to the applicable senior indenture, subordinated indenture, senior note and subordinated note, copies of which are filed as exhibits to, and incorporated by reference in, the registration statement of which this prospectus forms a part. In the summary below, we have included references to article or section numbers of the applicable indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular articles or sections or defined terms of the indentures, those articles or sections or defined terms are incorporated by reference herein or therein, as applicable. The indentures will be subject to and governed by certain provisions of the Trust Indenture Act of 1939, and we refer you to the indentures and the Trust Indenture Act for a statement of such provisions. Capitalized terms used in the below summary have the meanings specified in the indentures.

We encourage you to carefully review and consider the complete provisions of the applicable indenture and note before investing in our debt securities.

General

The debt securities will be our direct, unsecured obligations, which may be senior or subordinated and convertible into shares of our common stock or preferred stock. The indentures do not limit the amount of debt securities that we may issue and permit us to issue debt securities from time to time. The prospectus supplement relating to a particular series of debt securities will describe the specific terms of those debt securities and the indenture, which may include, without limitation, one or more of the following:

(1)	the designation, aggregate principal amount and authorized denominations of the debt securities;

(2)	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the related subordination terms;

(3)	any limit on the aggregate principal amount of the debt securities;

(4)	the dates on which the principal of the debt securities will be payable;

(5)	the interest rate that the debt securities will bear and the Interest Payment Dates for the debt securities;

(6)	the places where payments on the debt securities will be payable;

(7)	any terms upon which the debt securities may be redeemed, in whole or in part, at our option or at the option of the holders of the debt securities and the other detailed terms and provisions of such optional redemption;

(8)	any conversion or exchange features;

(9)	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

(10)	the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the Maturity of the debt securities;

(11)	whether the debt securities are defeasible;

(12)	any addition to or change in the Events of Default;

(13)	whether the debt securities are convertible into our capital stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(14)	any addition to or change in the covenants in the indenture applicable to the debt securities; and

(15)	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture (Section 3.01).

Debt securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Senior Debt Securities

The senior debt securities will be our direct, unsecured obligations and will constitute senior indebtedness, in each case as defined in the applicable supplemental indenture, ranking on parity with all of our other unsecured and unsubordinated indebtedness.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the subordinated debt securities will, to the extent set forth in the subordinated indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment of all of our senior debt, including the senior debt securities, and it may also be senior in right of payment to all of our subordinated debt (Article 14 of the subordinated indenture). The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the subordinated indenture applicable to that series including:

(1)	the applicability and effect of the subordination provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

(2)	the applicability and effect of the subordination provisions in the event of specified defaults with respect to any senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

(3)	the definition of senior debt applicable to the subordinated debt securities of that series and, if the series is issued on a senior subordinated basis, the definition of subordinated debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of senior debt to which the subordinated debt securities of that series will be subordinated. The subordinated indenture does not limit the amount of senior debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

The failure to make payment on any of the subordinated debt securities by reason of the subordination provisions of the subordinated indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the subordinated debt securities arising from the failure to make such payment.

Denominations, Exchange and Transfer

The debt securities of each series will be issued in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 3.02).

At the option of the holder, subject to the terms of the applicable indenture and the limitations applicable to any Global Securities, debt securities of each series may be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount (Section 3.05).

Subject to the terms of the applicable indenture and the limitations applicable to any Global Securities, debt securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed, at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement (Section 3.05). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the debt securities of each series (Section 10.02).

If the debt securities of any series, or of any series and specified tenor, are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any debt securities of that series, or of that series and specified tenor, as the case may be, during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any the debt security being redeemed in part (Section 3.05).

Modification and Waiver

We and the Trustee may, without the consent of the holders of the debt securities, enter into one or more supplemental indentures for, among other things, any of the following purposes:

(1)	to evidence the succession of another person to us, and the assumption by such successor of our obligations under the applicable indenture and the debt securities;

(2)	to add covenants by us, or to surrender any of our rights conferred by the applicable indenture, for the benefit of the holders of the debt securities of any and all series;

(3)	to add Events of Default for the benefit of the holders of the debt securities of any and all series;

(4)	to establish the form or terms of any series of the debt securities;

(5)	to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of the debt securities and to add or change any of the provisions of the applicable indenture to provide for or facilitate the administration of the trusts thereunder by more than one Trustee pursuant to the requirements of the applicable indenture;

(6)	to add to, change or eliminate any of the provisions of the applicable indenture; provided that any such addition, change or elimination shall (a) neither (i) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holders of any such debt security with respect to such provision, or (b) become effective only when there is no such debt security Outstanding;

(7)	to cure any ambiguity, defect or inconsistency in, or make any other provision with respect to questions arising under, the applicable indenture; provided that such action does not adversely affect the interests of the holders of the debt securities thereunder in any material respect; or

(8)	to supplement any provisions of the applicable indenture necessary to permit or facilitate the defeasance and discharge of any series of the debt securities; provided that such action does not adversely affect the interests of the holders of the debt securities thereunder (Section 9.01).

In addition, with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding debt securities of each series affected, we and the Trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing or eliminating any provisions of, the applicable indenture, or modifying in any manner the rights of the holders of the debt securities of any series under the applicable indenture; provided, however, that no such supplemental indenture shall, without the consent of the holders of each Outstanding debt security affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security;

(2)	reduce the principal amount of, or any premium payable upon redemption of or rate of interest on, any debt security;

(3)	reduce the amount of principal of an Original Issue Discount Security or any other debt security payable upon acceleration of the maturity thereof;

(4)	change our obligation to maintain an office or agency for payment of any debt securities or the currency in which any debt security is payable;

(5)	impair the right to institute suit for the enforcement of any payment due on or after the stated maturity of, or the redemption date of, the debt security, or alter the method of computation of interest;

(6)	reduce the percentage in principal amount of Outstanding debt securities of any series that must consent to a supplemental indenture or any waiver provided for in the applicable indenture;

(7)	with certain exceptions, modify any of the provisions of the applicable indenture relating to (a) the execution of supplemental indentures with the consent of the holders of the debt securities and (b) waivers of past defaults and covenants by holders of the debt securities; or

(8)	in the case of a series of subordinated debt securities, modify any of the applicable subordination provisions in a manner adverse to the holders of the subordinated debt securities or any Outstanding senior debt securities (Section 9.02).

The Holders of a majority in principal amount of the Outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture (Section 10.06). The holders of a majority in principal amount of the Outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each Outstanding debt security of such series (Section 5.13).

Each of the indentures provides that in determining whether the holders of the requisite principal amount of the Outstanding debt securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the applicable indenture as of any date:

(1)	the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of the maturity to such date;

(2)	if, as of such date, the principal amount payable at the Stated Maturity of a debt security is not determinable, the principal amount of such debt security deemed to be Outstanding as of such date will be the amount determined in the manner prescribed for such debt security; and

(3)	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in Clause (1) or (2) above, of the amount determined in such Clause).

Certain debt securities, including those owned by us or any of our Affiliates, will not be deemed to be Outstanding (Section 1.01)

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of Outstanding debt securities of any series entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action under the applicable indenture, in the manner and subject to the limitations provided in the applicable indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by the holders. If a record date is set for any action to be taken by the holders of a particular series, only persons who are holders of Outstanding debt securities of that series on the record date may take such action. To be effective, such action must be taken by the holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time (Section 1.04).

Events of Default

Except as otherwise set forth in any prospectus supplement relating to any debt securities, an Event of Default with respect to the debt securities of any series is defined in the indentures as:

(1)	default in the payment of any interest upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

(2)	default in the payment of principal of or any premium on the debt securities of such series at its maturity; or

(3)	default in the deposit of any sinking fund payment, when and as due by the terms of the debt securities of such series; or

(4)	default in the performance, or breach, of any of our covenants set forth in the applicable indenture (other than a default included in the indenture solely for the benefit of a series other than that series) and continuance of such default or breach for a period of 90 days after due notice by the Trustee or by the holders of at least 25% in principal amount of the Outstanding debt securities of that series; or

(5)	certain events of bankruptcy, insolvency or reorganization affecting us (Section 5.01).

Any additions, deletions or other changes to the Events of Default which will apply to a series of debt securities will be described in the prospectus supplement relating to such debt securities.

If an Event of Default (other than an Event of Default with respect to us described in Clause (5) above) with respect to the debt securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the Outstanding debt securities of that series by notice as provided in the applicable indenture may declare the principal amount of all the debt securities of that series (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount of such debt securities as may be specified by the terms thereof) to be due and payable immediately. If an Event of Default with respect to us described in Clause (5) above with respect to the debt securities of that series at the time Outstanding occurs, the principal amount of all the debt securities of that series (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount of such debt securities as may be specified by the terms thereof) will automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable. At any time after such a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the Outstanding debt securities of that series may, under certain circumstances, rescind and annul such declaration (Section 5.02).

Under the indentures, the Trustee must give to the holders of the debt securities of any series notice of all uncured defaults known to it with respect to such series within 90 days after such a default occurs. However, except in the case of a default in the payment of principal of or any premium or interest on the debt securities of any series, or default in the payment of any sinking or purchase fund installment with respect to such debt securities, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interests of the holders of the debt securities of such series (Section 6.02).

Subject to the provisions of the indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders have offered to such Trustee reasonable indemnity (Section 6.03). Subject to such provisions for the indemnification of the Trustees, the holders of a majority in principal amount of the Outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series; provided that such direction does not conflict with any rule of law or the applicable indenture and subject to certain other limitations (Section 5.12).

No holder of any debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, unless

(1)	such holder has previously given the Trustee under the applicable indenture written notice of a continuing Event of Default with respect to the debt securities of that series;

(2)	the holders of at least 25% in principal amount of the Outstanding debt securities of that series have made written request to the Trustee to institute proceedings as Trustee;

(3)	such holder or holders have offered, and if requested, provided to the Trustee reasonable indemnity;

(4)	the Trustee for 60 days after its receipt of such request has failed to institute such proceeding; and

(5)	the Trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (Section 5.07).

However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of and any premium and interest on such debt security on or after the applicable due date specified in such debt security (Section 5.08).

We are required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their best knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable indenture and, if so, specifying all such known defaults and the nature and status thereof (Section 10.04).

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any Interest Payment Date will be made to the person in whose name such debt security (or one or more predecessor debt securities) is registered at the close of business on the Regular Record Date for such interest (Section 3.07).

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on debt securities in certificated form may be made by check mailed to the address of the person entitled thereto as such address appears in the debt securities’ register. Unless otherwise indicated in the applicable prospectus supplement, the Corporate Trust Office of the Trustee under the senior indenture in the City of New York will be designated as sole Paying Agent for payments with respect to senior debt securities of each series, and the corporate trust office of the Trustee under the subordinated indenture in the City of New York will be designated as the sole Paying Agent for payment with respect to subordinated debt securities of each series. Any other Paying Agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each place of payment for the debt securities of a particular series (Section 10.02).

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any debt security that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment (Section 10.03).

Consolidation, Merger, Conveyance, Transfer or Lease

We may not consolidate with or merge into any other person, or convey, transfer or lease all or substantially all of our property and assets to another person, unless:

(1)	the person formed by such consolidation, or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, our properties and assets is a domestic corporation or partnership and expressly assumes the due and punctual payment of the principal of and any premium and interest on all debt securities and the performance of every covenant applicable to be performed by us;

(2)	immediately after giving effect to such transaction, no Event of Default shall exist and no event which after notice or lapse of time or both, would become an Event of Default; and

(3)	we deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the forgoing provisions relating to such transaction (Section 8.01).

Satisfaction and Discharge

Each indenture will be discharged and will cease to be of further effect as to all Outstanding debt securities of any series issued thereunder (except for certain surviving rights and obligations), when:

(1)	either:

(a)	all Outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b)	all Outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee, and in any case we have deposited with the Trustee as trust funds in an amount sufficient to pay the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal and any premium and interest to the date of deposit or to the Stated Maturity or Redemption Date, as the case may be.

(2)	we have paid or caused to be paid all other sums payable by us under the applicable indenture with respect to the debt securities of that series; and

(3)	we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge of the applicable indenture with respect to the debt securities of that series have been complied with (Section 4.01).

Defeasance and Covenant Defeasance

If the provisions in the applicable indenture relating to defeasance and covenant defeasance are made applicable to the debt securities of any series, we may elect either:

(1)	defeasance, which means we elect to defease and be discharged from any and all obligations with respect to the debt securities, except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (Section 13.02); or

(2)	covenant defeasance, which means we elect to be released from our obligations with respect to the debt securities under specified sections of the applicable indenture relating to covenants, as described in the applicable prospectus supplement and any omission to comply with our obligations will not constitute an Event of Default with respect to the debt securities (Section 13.03);

in either case upon the irrevocable deposit by us with the applicable Trustee, in trust, of an amount, in currency or currencies or US Government Obligations, or both, sufficient without reinvestment to make scheduled payments of the principal of, and premium, if any, and interest on the debt securities, when due, whether at maturity, upon redemption or otherwise, and any mandatory sinking fund or analogous payments (Section 13.04).

A trust will only be permitted to be established if, among other things:

(1)	we have delivered to the applicable Trustee an Opinion of Counsel, as specified in the applicable indenture, to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the Opinion of Counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. Federal income tax law occurring after the date of the applicable indenture;

(2)	no Event of Default or any event which after notice or lapse of time or both would be an Event of Default has occurred;

(3)	the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we are a party or by which we are bound;

(4)	certain other provisions set forth in the applicable indenture are met; and

(5)	we will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance or covenant defeasance have been complied with (Section 13.04).

In general, if we elect covenant defeasance with respect to any debt securities and payments on those debt securities are declared due and payable because of the occurrence of an Event of Default , the amount of money and US Government Obligations on deposit with the applicable Trustee would be sufficient to pay amounts due on those debt securities at the time of their Stated Maturity, but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from the Event of Default . In that case, we would remain liable to make payment of the amounts due on the debt securities at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York (Section 1.12).

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common stock and preferred stock and related provisions of our Restated Articles of Incorporation and our Amended and Restated Bylaws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Restated Articles of Incorporation and our Amended and Restated Bylaws, copies of which are filed as exhibits to, and incorporated by reference in, the registration statement of which this prospectus forms a part.

Authorized Capitalization

As of July 2, 2009, our authorized capital stock consisted of (1) 100,000,000 shares of common stock, par value $0.10 per share, of which 50,314,576 shares were issued and outstanding, and (2) 10,000,000 shares of preferred stock, par value $1.00 per share, of which none were issued and outstanding.

Common Stock

We may issue our common stock from time to time upon such terms and for such consideration as may be determined by our Board of Directors. Generally, the issuance of common stock, up to the aggregate amounts authorized by our Restated Articles of Incorporation, will not require approval of our shareholders.

Voting Rights. Each holder of common stock is entitled to one vote per share for all purposes upon which such holders are entitled to vote. Subject to any voting rights granted to the holders of any preferred stock, directors are elected by a plurality of the votes case by the holders of common stock entitled to vote in the election of directors. Generally, any other matter (other than the approval of a plan of merger or exchange) to be voted on by our shareholders must be approved by the affirmative vote of the holders of a majority of the shares of common stock entitled to vote on, and that voted for or against or expressly abstained with respect to, the matter, subject to any voting rights granted to holders of any preferred stock. A plan of merger or exchange must be approved by the affirmative vote of two-thirds of the outstanding shares of common stock entitled to vote thereon, subject to any voting rights granted to holders of any preferred stock.

Dividend Rights. Holders of common stock may be paid dividends out of our assets available for such purpose when and if declared by our Board of Directors, subject to any preferential rights of any outstanding shares of preferred stock. We may also pay a share dividend to holders of common stock, subject to any preferential rights of any outstanding shares of preferred stock. Our senior secured revolving credit facility imposes restrictions on our ability to declare dividends on our common stock.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, after the payment in full of the amounts required to be paid to (or such funds have been otherwise set aside for) the holders of preferred stock, if any, all holders of common stock are entitled to share ratably in any remaining assets available for distribution.

Other Matters. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. Upon consummation of a sale or offering of common stock, such shares of common stock will be validly issued, fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the common stock.

The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are outstanding. Our Board of Directors may authorize the issuance of preferred stock in one or more series and may determine the preferences, limitations and relative rights of the shares of any series so established, including, but not limited to, the following:

(1)	the designation of the series;

(2)	the number of shares of the series, which number our Board of Directors may thereafter (except where otherwise provided in the designations for the series) increase or decrease; provided, however, the number of shares of such series may not be decreased below the number of shares within such series that is then outstanding;

(3)	the dividend rate of the series, the dates, terms and other conditions upon which such dividends will be payable, and the relative rights of priority of such dividends to dividends payable on any other class or series of our capital stock;

(4)	whether the dividends will be cumulative, noncumulative or partially cumulative, and if cumulative or partially cumulative, from which date(s) and under what circumstances;

(5)	the redemption rights and prices, if any, for shares of the series;

(6)	the rights of holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of us, including the relative rights of priority in that event as to the rights of the holders of any other class or series of our capital stock;

(7)	the terms, amounts and other conditions of any sinking or similar purchase or other fund provided for the purchase or redemption of shares of the series;

(8)	whether the shares of the series will be convertible into or exchangeable for shares of our capital stock or our other securities or of any other corporation or entity, and, if so, the terms and conditions of such conversion or exchange;

(9)	the voting rights, if any, of the holders of the series;

(10)	the restrictions and conditions, if any, on the issuance or reissuance of any additional preferred stock ranking on parity with or prior to shares of the series as to dividends or upon liquidation, dissolution or winding up;

(11)	any other repurchase obligations of us, subject to any limitations of applicable law; and

(12)	any other designations, preferences, limitations or relative rights of the series.

The authorized shares of preferred stock will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Upon consummation of a sale or offering of preferred stock, such shares of preferred stock will be validly issued, fully paid and nonassessable.

Anti-Takeover Effects of Texas Law and our Charter and Bylaws

Certain provisions of the Texas Business Corporation Act, as amended, our Restated Articles of Incorporation and our Amended and Restated Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Texas Antitakeover Statute

We are a Texas corporation and, are subject to Part Thirteen of the Texas Business Corporation Act, as amended, known as the “Business Combination Law.” In general, this law prevents us from engaging in a business combination with an affiliated shareholder, or any affiliate or associate of an affiliated shareholder, for the three-year period immediately after the date such person became an affiliated shareholder, unless:

(1)	our Board of Directors approves the business combination or acquisition of shares that causes such person to become an affiliated shareholder before the date such person becomes an affiliated shareholder; or

(2)	not less than six months after the date such person became an affiliated shareholder, the business combination was approved by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates at a meeting of shareholders and not by written consent.

An affiliated shareholder is a person that is or was within the preceding three-year period the beneficial owner of 20% or more of our outstanding voting shares. The Business Corporation Act, as amended, defines “business combination” generally as including:

(1)	any merger, share exchange or conversion involving us and the affiliated shareholder;

(2)	a sale, lease, exchange, mortgage, pledge, transfer or other disposition involving an affiliated shareholder:

(a)	having an aggregate value equal to 10% or more of the market value of our assets,

(b)	having an aggregate value equal to 10% or more of the market value of our outstanding voting shares, or

(c)	representing 10% or more of our earning power or net income;

(3)	issuances or transfers of securities by us to an affiliated shareholder, subject to limited exceptions;

(4)	the adoption of plans or agreements relating to our liquidation or dissolution involving an affiliated shareholder;

(5)	reclassifications, recapitalizations, distributions or other transactions that have the effect of increasing an affiliated shareholder’s percentage ownership of our outstanding voting shares; or

(6)	the receipt by an affiliated shareholder of a loan, advance, guarantee, pledge or other financial benefits provided by or through us other than proportionally as one of our shareholders.

The provisions of the Business Combination Law may have the effect of delaying, deferring or preventing a change in control of us.

Restated Articles of Incorporation and Amended and Restated Bylaw Provisions

In addition, certain provisions contained in our Restated Articles of Incorporation and Amended and Restated Bylaws could result in the delay or otherwise discourage transactions involving an actual or potential change in control of us or our management and may limit the ability of our shareholders to remove current management or approve transactions that our shareholders may deem to be in their best interests. These provisions include, among others:

(1)	authorizing the Board of Directors to establish one or more series of preferred stock, the terms of which can be determined by the Board of Directors at the time of issuance;

(2)	dividing the Board of Directors into three classes of directors, with each class serving a staggered three-year term;

(3)	requiring shareholder action by written consent must be unanimous;

(4)	providing advanced written notice procedures for shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a proper committee thereof;

(5)	requiring that special meetings of shareholders may be called only by our Chairman of the Board, Chief Executive Officer, President or Board of Directors, or by the holders of not less than 50% of our outstanding shares entitled to vote at the special meeting;

(6)	allowing our directors to fill vacancies on the Board of Directors as a result of an increase in the number of directors, subject to limited exceptions; and

(7)	prohibiting the removal of a director, except for cause and then only by the affirmative vote of the holders of at least a majority of the votes of our outstanding shares entitled to vote in the election of directors, subject to any removal rights granted to any holders of preferred stock.

Transfer Agent and Registrar

Registrar and Transfer Company is the transfer agent and registrar of our common stock.

Listing

Our common stock is listed on the NYSE Amex and trades under the ticker symbol “PDC.”

DESCRIPTION OF DEPOSITARY SHARES

Set forth below is a description of the general terms and conditions of the depositary shares that may be offered under this prospectus. The specific terms and conditions of the depositary shares will be described in a supplement to this prospectus. Any prospectus supplement may add, update or change the terms and conditions of the depositary shares as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement, deposit agreement and depositary receipts.

We encourage you to carefully review and consider the complete provisions of the applicable deposit agreement and depositary receipts before investing in our depositary shares.

General

We may elect to offer fractional shares or some multiple of shares of preferred stock, rather than offer whole shares of preferred stock. If we choose to do this, we will issue receipts for depositary shares. Each depositary share will represent a fraction or some multiple of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $500,000,000. The prospectus supplement relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fraction or multiple of a share of preferred stock underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interest in or multiple of shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement.

Dividends and other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. However, the depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders.

Redemption of Depositary Shares

If a series of the preferred stock underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The redemption price for each depositary share will be equal to the applicable fraction or multiple of the redemption price for each share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of depositary shares will cease, except the right to receive the money, securities or other property payable upon the redemption and any money, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment that materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (1) all outstanding depositary shares issued under the agreement have been redeemed, or (2) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither the depositary nor we will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

Set forth below is a description of the general terms and conditions of the warrants that may be offered under this prospectus. The specific terms and conditions of the warrants will be described in a supplement to this prospectus. Any prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement, warrant agreement and warrant certificate.

We encourage you to carefully review and consider the complete provisions of the applicable warrant agreement and warrant certificate before investing in our warrants.

General

We may issue warrants for the purchase of our common stock, preferred stock and/or debt securities. Warrants may be issued independently or together with any of our common stock, preferred stock and/or debt securities offered by a prospectus supplement, and may be attached to or separate from those offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as further set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificate representing a series of warrants, will be filed with the SEC in connection with the offering of a particular series of warrants.

Terms of Warrants

The prospectus supplement relating to a particular issue of warrants to purchase shares of our debt securities, common stock and/or preferred stock will describe the terms of those warrants, which may include, without limitation, one or more of the following:

(1)	the title or designation of the warrants;

(2)	the aggregate number of the warrants;

(3)	the price or prices at which the warrants will be issued;

(4)	the currency or currencies, including composite currencies or currency units, in which the exercise price of the warrants may be payable;

(5)	the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of the warrants, and the procedures and conditions relating to the exercise of the warrant securities;

(6)	the price at which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

(7)	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

(8)	whether the warrants will be issued in registered form or bearer form;

(9)	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

(10)	if applicable, the designation and terms of the underlying warrant securities with which the warrants are issued and the number of the warrants issued with each such underlying warrant security;

(11)	if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of the warrant will be payable;

(12)	if applicable, the date on and after which the warrants and the related underlying warrant securities will be separately transferable;

(13)	information with respect to book-entry procedures, if any; and

(14)	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or the number of shares of common stock or preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our debt securities or shares of our common stock or preferred stock, the holder will not have any rights as a holder of our debt securities or shares of our common stock or preferred stock, as the case may be, by virtue of ownership of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

Set forth below is a description of the general terms and conditions of the purchase contracts that may be offered under this prospectus. The specific terms and conditions of the purchase contracts will be described in a supplement to this prospectus. Any prospectus supplement may add, update or change the terms and conditions of the purchase contracts as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement and purchase contract.

We encourage you to carefully review and consider the complete provisions of the applicable purchase contract before investing in our purchase contracts.

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of debt securities, shares of common stock or preferred stock, depositary shares, warrants or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of debt securities, shares of common stock or preferred stock, depositary shares, warrants or any combination of the above. The price of the securities subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of the other securities described in this prospectus or securities of third parties, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract.

If we issue a purchase contract as part of a unit, the applicable prospectus supplement will state whether the purchase contract will be separable from the other securities in the unit before the purchase contract settlement date. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a manner specified in the applicable prospectus supplement, and, in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

The applicable prospectus supplement will describe the terms of any purchase contracts, which may include, without limitation, one or more of the following:

(1)	whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

(2)	whether the purchase contracts are to be prepaid or not;

(3)	whether the purchase contracts will be issued as part of a unit and, if so, the other securities comprising the unit;

(4)	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance, or level of the securities subject to purchase under the purchase contract;

(5)	any acceleration, cancellation, termination, or other provisions relating to the settlement of the purchase contracts; and

(6)	whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

Set forth below is a description of the general terms and conditions of the units that may be offered under this prospectus. The specific terms and conditions of the units will be described in a supplement to this prospectus. Any prospectus supplement may add, update or change the terms and conditions of the units as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement and unit agreement or indenture.

We encourage you to carefully review and consider the complete provisions of the applicable unit agreement or indenture before investing in our units.

We may issue units that include debt securities, shares of preferred stock, shares of common stock, warrants or any combination of such securities. Each unit will be issued under a unit agreement or indenture and will represent an interest in two or more securities, which may or may not be separable from one another. The prospectus supplement relating to a particular issue of units will describe the terms of those units, which may include, without limitation, one or more of the following:

(1)	the terms of the units and of any of the debt securities, preferred stock, common stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

(2)	a description of the terms of any unit agreement or indenture governing the units; and

(3)	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus in or outside the United States:

(1)	to or through underwriters or dealers;

(2)	through agents;

(3)	directly to one or more purchasers;

(4)	through a combination of these methods of sale; and

(5)	through any other method permitted by law.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions.

We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

(1)	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

(2)	any delayed delivery arrangements;

(3)	the public offering price or purchase price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents;

(4)	any securities exchanges on which the securities may be listed; and

(5)	any other information we deem important.

The offer and sale of the securities described in this prospectus by us, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

(1)	at a fixed price or prices, which may be changed;

(2)	at market prices prevailing at the time of sale;

(3)	at prices relating to such prevailing market prices;

(4)	at varying prices determined at the time of sale; or

(5)	at negotiated prices.

Offerings of our equity securities pursuant to this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:

(1)	on or through the facilities of any national securities exchange or quotation service on which such securities may be listed, quoted or traded at the time of sale; or

(2)	to or through a market maker otherwise than on such exchanges or quotation or trading services.

Such at-the-market offerings, if any, will be conducted by underwriters, dealers or agents acting as our principal or agent, who may also be third-party sellers of securities as described above.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents or remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Sales through Underwriters or Dealers

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in connection with any particular offering of securities.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealers may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales. We will include in the applicable prospectus supplement or pricing supplement, as the case may be, the names of the dealers and the terms of the transaction.

We may sell some or all of the securities covered by this prospectus through:

(1)	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

(2)	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

(3)	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. If indicated in an applicable prospectus supplement or pricing supplement, as the case may be, we may sell the securities through agents from time to time. The applicable prospectus supplement or pricing supplement, as the case may be, will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Remarketing Arrangements

Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

Institutional Purchasers

We may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

Indemnification; Other Relationships

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Fulbright & Jaworski L.L.P. and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated balance sheets of Pioneer Drilling Company and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2008, the nine months ended December 31, 2007 and the year ended March 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report of KPMG LLP on the effectiveness of internal control over financial reporting as of December 31, 2008 contains an explanatory paragraph that states that Pioneer Drilling Company acquired the production services businesses of WEDGE Group Incorporated, Prairie Investors d/b/a Competition Wireline, Paltec, Inc. and Pettus Well Service (the “Acquired Companies”) during 2008, and management excluded from its assessment of the effectiveness of Pioneer Drilling Company’s internal control over financial reporting as of December 31, 2008, the Acquired Companies’ internal control over financial reporting associated with total assets of $232.1 million and total revenues of $154.0 million included in the consolidated financial statement amounts of Pioneer Drilling Company as of and for the year ended December 31, 2008. The report of KPMG LLP also states that KPMG LLP excluded from its audit of internal control over financial reporting an evaluation of the internal control over financial reporting of the Acquired Companies.

6,000,000 Shares

Common Stock

Joint Book-Running Managers

Goldman, Sachs & Co.	Jefferies

Prospectus supplement dated July     , 2011